Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated July 30, 2026 in the Registration Statement on Form F-1 of Grande Group Limited, under the Securities Act of 1933 (File No. 001-42723), with respect to the consolidated balance sheets of Grande Group Limited and its subsidiaries (collectively the “Company”) as of March 31, 2026 and 2025, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2026, and the related notes included herein.

We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

WWC, P.C.
San Mateo, California	Certified Public Accountants
August 24, 2026	PCAOB ID No.1171